UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2011

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)
Registrant’s telephone number, including area code: (562) 435-3666
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Fiscal Year 2011 Base Salaries
     On February 16, 2011, the Compensation Committee of the Molina Healthcare, Inc. Board of Directors determined that Dr. J. Mario Molina’s fiscal year 2011 base salary as chief executive officer shall be increased from $850,000 to $935,000, John Molina’s fiscal year 2011 base salary as chief financial officer shall be increased from $775,000 to $852,500, and Terry Bayer’s fiscal year 2011 base salary as chief operating officer shall be increased from $500,000 to $625,000.
Fiscal Year 2011 Bonus Measures
     Bonus Opportunity Levels.
     On February 16, 2011, the Compensation Committee also established bonus opportunity levels and bonus measures for each of Dr. Molina, John Molina, and Terry Bayer for fiscal year 2011. Dr. Molina’s total bonus opportunity shall be 120% of his base salary, or $1,122,000; John Molina’s total bonus opportunity shall be 100% of his base salary, or $852,500, and the total bonus opportunity for Ms. Bayer shall be 85% of her base salary, or $531,250. Notwithstanding these bonus opportunity amounts, the Compensation Committee will retain the discretion to grant bonus awards in excess of these amounts for exemplary performance.
     CEO Bonus Measure. Dr. Molina’s bonus performance measure as chief executive officer for 2011 shall be the company’s fiscal year 2011 EBITDA as reported in its financial statements. EBITDA shall be calculated by adding back depreciation and amortization reported in the condensed consolidated statements of cash flows to operating income. The EBITDA levels and related bonus payouts for the measure shall be as follows:

Performance Goals and Payout as % of Opportunity
			Full	Maximum
	Threshold	Target	(100%	(125%
Measure	(50% Payout)	(75% Payout)	Payout)	Payout)
EBITDA	$187 M	$202 M	$217 M	$232 M
     No bonus shall be earned for performance below the 50% threshold level of EBITDA. The bonus amounts shall be interpolated linearly to correspond with the achievement of EBITDA between the 50% and 125% levels, and shall be capped at the 125% level.
     CFO Bonus Measure. John Molina’s bonus performance measure as chief financial officer for 2011 shall also be EBITDA. The EBITDA measure shall be applied in the same manner as for Dr. Molina, only the baseline bonus opportunity for John Molina shall be equal to 100% of his 2011 base salary. Only in the event that the threshold level of $187 million EBITDA is achieved shall Mr. Molina be entitled to a bonus award.
     COO Bonus Measure. Ms. Bayer’s bonus performance measure as chief operating officer for 2011 shall also be EBITDA. The EBITDA measure shall be applied in the same manner as for Dr. Molina, only the baseline bonus opportunity for Ms. Terry shall be equal to 85% of her 2011 base salary. Only in the event that the threshold level of $187 million EBITDA is achieved shall Ms. Bayer be entitled to a bonus award.

     In each instance, the Compensation Committee reserves the right to exercise its discretion to increase or decrease the overall bonus to be paid to the named executive officers. However, the Compensation Committee shall not increase a particular bonus award otherwise compliant with Internal Revenue Code Section 162(m).
2011 Equity Compensation
     In connection with its equity incentive program, effective as of March 1, 2011, the Compensation Committee determined to grant under the Company’s 2002 Equity Incentive Plan: (i) the chief executive officer 100,000 shares of restricted stock; (ii) the chief financial officer 75,000 shares of restricted stock; and (iii) the chief operating officer 18,000 shares of restricted stock. The shares of restricted stock subject to the grants to each of the chief executive officer, the chief financial officer, and the chief operating officer shall vest on March 1, 2012, provided that: (i) the Company’s total operating revenue for 2011 is equal to or greater than $3,678,000,000; and (ii) such respective officer continues to be employed by the Company as of March 1, 2012. In the event both vesting conditions are not achieved, the equity compensation awards shall lapse.
     The Company will further discuss the 2010 and 2011 compensation of its named executive officers in the “Compensation Disclosure and Analysis” found in its 2011 annual stockholders’ meeting proxy statement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.
Date: February 23, 2011	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
General Counsel and Corporate Secretary

4